                                  Attachment A
                                  ------------


     CHICAGO, January 15, 1997 -- First Chicago NBD Corporation today reported record net income of $377 million, or $1.14 per fully diluted common share, for the fourth quarter. In the year-ago fourth quarter, operating earnings were $318 million, or $0.96 per common share. Return on common stockholders' equity for the fourth quarter of 1996 was 17.5%, compared with 15.4% a year ago.

     Full-year 1996 net income was a record $1.436 billion, or $4.32 per share. These results include a one-time charge of 4 cents per share related to the recapitalization of the Savings Association Insurance Fund. For 1995, operating earnings were $1.341 billion, or $3.99 per share. Return on equity for 1996 was 17.0%, versus 16.8% for 1995. All 1995 operating results exclude merger-related charges of $267 million, taken in the fourth quarter.

--------------------------------------------------------------------------------
                       FIRST CHICAGO NBD KEY RATIOS

--------------------------------------------------------------------------------
                                  4TH QTR.    4TH QTR.* FULL YEAR   FULL YEAR*
                                    1996        1995       1996        1995
--------------------------------------------------------------------------------
Earnings per common share          $1.14        0.96       4.32        3.99
---------------------------------------------------------------------------
Return on common equity             17.5%       15.4       17.0        16.8

---------------------------------------------------------------------------
Return on assets                    1.46%       1.02       1.28        1.10

---------------------------------------------------------------------------
Adjusted net interest margin        4.64%       3.93       4.44        3.89

---------------------------------------------------------------------------

Operating efficiency                51.2%       54.0       51.9        55.4
---------------------------------------------------------------------------

* On an operating basis

HIGHLIGHTS

 .    The adjusted net interest margin for the fourth quarter rose to 4.64% from
     4.51% for the third quarter and 3.93% for the year-ago quarter. The full-year ratio was 4.44%, compared with 3.89% for 1995. This substantial improvement resulted from the merger-related strategic reduction of low-margin assets, and from loan growth in the higher-yielding credit card and regional banking businesses.

 .    The credit card business produced record profits for the fourth quarter, and its return on equity for the year exceeded 30%. Managed credit card receivables increased 5.7% to $18.5 billion at December 31, compared with $17.5 billion at the end of 1995. During the fourth quarter, the Corporation securitized $1.3 billion of credit card assets, bringing total securitized receivables to $8.9 billion at year-end. The charge-off rate for the managed portfolio increased to 6.7% for the fourth quarter, compared with 5.9% for the third quarter.

 .    The Corporation repurchased 7.3 million shares of its common stock during the fourth quarter at an average price of $53.93. Remaining authorization on the stock repurchase program announced in October 1996 is 32.7 million shares.

 .    Commercial credit quality continued to be excellent, with year-end nonperforming assets of $290 million, or 0.4% of total loans and other real estate.

 .    Market-driven revenues for the fourth quarter rose to $83 million, versus
     $40 million for the third quarter.

 .    Operating expenses for 1996 totaled $3.253 billion, versus last year's
     $3.268 billion, reflecting the achievement of the merger-related target of $200 million in run-rate expense savings by the end of 1996.

 .    In November, the Corporation announced an 11% increase in the quarterly common stock dividend to $0.40 per share, effective with the January 1, 1997, payment.

 .    Tier 1 and total risk-based capital ratios increased to 9.1% and 13.2%, respectively, at December 31, 1996. During the quarter the Corporation issued $750 million of trust preferred securities, which qualify as tax-advantaged Tier 1 capital. Book value per common share was $27.31 at year-end, an increase from $25.25 one year ago.

NET INTEREST INCOME

     NET INTEREST INCOME on a tax-equivalent basis was $907 million for the fourth quarter, up from $864 million in the year-ago quarter. AVERAGE LOANS grew to $65.5 billion from $62.3 billion a year ago. AVERAGE EARNING ASSETS were $87.9 billion for the quarter.

     NET INTEREST MARGIN on a reported basis was 4.11%, an increase of 11 basis points from last quarter. For 1996, the reported margin was 3.83%, 69 basis points higher than 1995's 3.14%. Adjusted for credit card securitizations and the activities of

First Chicago Capital Markets, Inc., the net interest margin was 4.64% for the fourth quarter, versus 4.51% in the third quarter. This ratio was 4.44% for the full year, up from 3.89% in 1995.

NONINTEREST INCOME

     NONINTEREST INCOME was $682 million in the fourth quarter. Total noninterest income for the year was $2.548 billion.

     MARKET-DRIVEN REVENUE was $83 million for the quarter, with EQUITY SECURITIES GAINS totaling $71 million and COMBINED TRADING PROFITS of $12 million.

     CREDIT CARD FEE REVENUE was $259 million. Adjusted for securitizations, credit card fees grew 28% from a year earlier. FIDUCIARY AND INVESTMENT MANAGEMENT FEES were $102 million, and SERVICE CHARGES AND COMMISSIONS were $218 million for the fourth quarter.

NONINTEREST EXPENSE

     NONINTEREST EXPENSE was $813 million in the fourth quarter, compared with operating expense of $821 million in the year-ago quarter. For the year, operating expense was essentially flat with 1995's level. The fourth-quarter OPERATING EFFICIENCY RATIO was 51.2%, and the full-year ratio was 51.9%.

CREDIT QUALITY

     THE PROVISION FOR CREDIT LOSSES was $190 million for the fourth quarter, versus $185 million for the third quarter and $210 million in the fourth quarter of 1995.

     THE ALLOWANCE FOR CREDIT LOSSES stood at $1.407 billion at December 31, representing 537% of total nonperforming loans.

     TOTAL NET CHARGE-OFFS in the fourth quarter were $190 million, of which $154 million were related to credit card receivables. THE NET CHARGE-OFF RATE FOR MANAGED CREDIT CARD RECEIVABLES was 6.7% for the fourth quarter, up from 5.9% for the third quarter and 4.4% a year ago. For 1996, the managed credit card charge-off rate was 5.8%, versus 4.0% in 1995. THE 30-DAY DELINQUENCY RATIO FOR MANAGED CREDIT CARD RECEIVABLES was 4.5% at year-end, versus 3.6% at year-end 1995.


First Chicago NBD Corporation and Subsidiaries
Comparative Summary
                                                                    Three Months Ended December 31
                                                                    ------------------------------

(Dollars in millions, except per share data)                     1996          1995            Change
                                                               --------      --------          ------
Net interest income--tax-equivalent basis..................... $    907      $    864          +    5%
Provision for credit losses...................................      190           210          -   10
Noninterest income............................................      682           655          +    4
Noninterest expense (excludes merger related costs)...........      813           821          -    1
Merger-related costs..........................................        -           267            -
Net income....................................................      377           126            -

Earnings per share
  Primary
    Net income................................................    $1.15         $0.37            -
    Average common and common-equivalent shares (in millions).    321.4         320.0            -

  Fully diluted
    Net income................................................    $1.14         $0.37            -
    Average shares, assuming full dilution (in millions)......    327.6         326.9            -

Average balances
  Loans....................................................... $ 65,494      $ 62,258          +    5%
  Earning assets..............................................   87,896       106,187          -   17
  Total assets................................................  102,687       123,773          -   17
  Common stockholders' equity.................................    8,421         7,998          +    5
  Stockholders' equity........................................    8,886         8,488          +    5

Net interest margin...........................................     4.11%         3.23%         +   27%
Return on assets..............................................     1.46          0.40            -
Return on common stockholders' equity.........................     17.5           5.9            -


                                                                    Twelve Months Ended December 31
                                                                    -------------------------------

(Dollars in millions, except per share data)                     1996           1995           Change
                                                               --------         -----          ------
Net interest income--tax-equivalent basis..................... $  3,722         3,311          +   12%
Provision for credit losses...................................      735           510          +   44
Noninterest income............................................    2,548         2,591          -    2
Noninterest expense (excludes merger related costs)...........    3,271         3,268            -
Merger-related costs..........................................      -             267            -
Net income....................................................    1,436         1,150          +   25

Earnings per share
  Primary
    Net income................................................    $4.39         $3.45          +   27
    Average common and common-equivalent shares (in millions).    320.2         322.9          -    1

  Fully diluted
    Net income................................................    $4.32         $3.41          +   27
    Average shares, assuming full dilution (in millions)......    328.1         330.1          -    1

Average balances
  Loans....................................................... $ 64,949      $ 58,944          +   10%
  Earning assets..............................................   97,274       105,306          -    8
  Total assets................................................  112,565       122,370          -    8
  Common stockholders' equity.................................    8,253         7,765          +    6
  Stockholders' equity........................................    8,736         8,335          +    5

Net interest margin...........................................     3.83%         3.14%         +   22%
Return on assets..............................................     1.28          0.94          +   36
Return on common stockholders' equity.........................     17.0          14.3          +   19


                                                                            At December 31
                                                               ---------------------------------------
                                                                 1996          1995            Change
                                                                ------        ------           ------
Assets........................................................ $104,619      $122,002          -   14%
Loans.........................................................   66,414        64,434          +    3
Deposits......................................................   63,669        69,106          -    8
Common stockholders' equity...................................    8,563         7,961          +    8
Stockholders' equity..........................................    9,007         8,450          +    7

FIRST CHICAGO NBD CORPORATION
CAPITAL DATA

----------------------------------------------------------------------------------------------------------------------------------
                                                                        12/31/96     9/30/96     6/30/96     3/31/96     12/31/95
----------------------------------------------------------------------------------------------------------------------------------
Common Equity/Assets Ratio (1)....................................        8.2%        8.1%        7.6%        7.3%         6.9%
Risk-Based Capital Ratios: (1)(2).................................
  Tier 1..........................................................        9.1%        8.4%        8.1%        8.1%         7.8%
  Total...........................................................       13.2%       12.4%       12.2%       12.3%        11.8%
Leverage Ratio (1)(2).............................................        9.3%        8.1%        7.6%        7.3%         6.9%
Book Value of Common Equity.......................................     $27.31      $27.11      $26.31      $25.70       $25.25

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 12/31/96 ratios are estimated.